N / E / W / S R / E / L / E / A / S / E

October 22, 2025

FOR IMMEDIATE RELEASE
For more information, contact:
Nicole M. Weaver, First Vice President and Director of Corporate Administration
765-521-7619
http://www.firstmerchants.com

SOURCE: First Merchants Corporation, Muncie, Indiana

FIRST MERCHANTS CORPORATION ANNOUNCES THIRD QUARTER 2025 EARNINGS PER SHARE

First Merchants Corporation (NASDAQ - FRME) (the "Corporation")

Third Quarter 2025 Highlights:

•Net income available to common stockholders was $56.3 million and diluted earnings per common share totaled $0.98 in the third quarter of 2025, compared to $48.7 million and $0.84 in the third quarter of 2024, and $56.4 million and $0.98 in the second quarter of 2025.
•Robust capital position with Common Equity Tier 1 Capital Ratio of 11.34% and Tangible Common Equity to Tangible Assets Ratio of 9.18%.
•Repurchased 939,271 shares totaling $36.5 million year-to-date; repurchased 162,474 shares totaling $6.5 million during the third quarter.
•Total loans grew $288.8 million, or 8.7% annualized, on a linked quarter basis, and $926.9 million, or 7.3%, during the last twelve months.
•Total deposits increased $72.4 million, or 2.0% annualized, on a linked quarter basis.
•Nonperforming assets to total assets were 36 basis points and flat compared to prior quarter.
•The efficiency ratio totaled 55.09% for the quarter or 54.56%1 excluding $0.9 million of non-core charges incurred during the quarter.
•Announced the acquisition of First Savings Financial Group, Inc. on September 25, 2025, adding approximately $2.4 billion in assets and expanding the Corporation's presence into Southern Indiana and the Louisville MSA.

"Our strong year-to-date balance sheet and earnings performance underscore the strength and resilience of our business model. Our return on assets, return on tangible capital, and efficiency ratio are in the top-quartile relative to our peers, reflecting disciplined execution and operational excellence," said Mark Hardwick, Chief Executive Officer. "The pending acquisition of First Savings Financial Group marks a strategic expansion into Southern Indiana and the Louisville metropolitan area, adding approximately $2.4 billion in assets and enhancing our ability to serve Indiana, Ohio, and Michigan while delivering sustainable long-term growth."

Third Quarter Financial Results:

First Merchants Corporation (the “Corporation") reported third quarter 2025 net income available to common stockholders of $56.3 million compared to $48.7 million during the same period in 2024. Diluted earnings per common share for the period totaled $0.98 compared to $0.84 in the third quarter of 2024. Adjusted diluted earnings per common share1 for the third quarter 2025 totaled $0.99, up from $0.95 in the prior year period. Third quarter 2025 results included $0.9 million in pre-tax acquisition-related and other non-core expenses, while the third quarter 2024 included a $9.1 million pre-tax loss related to the repositioning of the available-for-sale securities portfolio.

On September 25, 2025, the Corporation signed a definitive agreement to acquire First Savings Financial Group, Inc., (“First Savings”), in an all-stock transaction that was valued at approximately $241.3 million on the day of announcement. Headquartered in Jeffersonville, Indiana, First Savings operates 16 banking center locations in southern Indiana. First Savings had total assets of $2.4 billion, total loans of $1.9 billion, and total deposits of $1.7 billion as of June 30, 2025. The transaction is expected to close in the first quarter of 2026.

Total assets of the Corporation equaled $18.8 billion as of quarter-end and loans totaled $13.6 billion. During the past twelve months, total loans grew by $926.9 million, or 7.3%. On a linked quarter basis, loans grew $288.8 million, or 8.7% annualized, with growth primarily in Commercial & Industrial loans.

Investments, totaling $3.4 billion, decreased $279.8 million, or 7.6%, during the last twelve months and increased $1.4 million on a linked quarter basis. The modest increase during the quarter was due to an increase in the securities portfolio valuation offset by principal paydowns and maturities.

Total deposits equaled $14.9 billion as of quarter-end and increased by $504.9 million, or 3.5%, over the past twelve months. On a linked quarter basis, deposits increased $72.4 million, or 2.0% annualized. The loan to deposit ratio increased to 91.6% at period end from 90.1% in the prior quarter.

The Corporation’s Allowance for Credit Losses – Loans (ACL) totaled $194.5 million as of quarter-end, or 1.43% of total loans, a decrease of $0.8 million from prior quarter. Net charge-offs totaled $5.1 million and provision for credit losses of $4.3 million was recorded during the quarter. Reserves for unfunded commitments totaled $18.0 million and remained unchanged from the prior quarter. Non-performing assets to total assets were 0.36% for the third quarter of 2025, consistent with the prior quarter, reflecting continued strong credit performance.

Net interest income, totaling $133.7 million for the quarter, increased $0.7 million, or 0.5%, compared to prior quarter and increased $2.6 million, or 1.9%, compared to the third quarter of 2024. Fully tax equivalent net interest margin was 3.24%, a decrease of one basis point compared to prior quarter, and an increase of one basis point compared to the third quarter of 2024.

Noninterest income totaled $32.5 million for the quarter, an increase of $1.2 million, or 3.8%, compared to the second quarter of 2025 and an increase of $7.6 million, or 30.6%, from the third quarter of 2024. The increase over second quarter of 2025 was driven primarily by the recording of a $0.9 million negative valuation adjustment to a CRA investment in the second quarter. Customer related fees were stable on a linked quarter basis. The increase from the third quarter of 2024 was driven by realized losses of $9.1 million on sales of available for sale securities recorded in the third quarter of the prior year.

Noninterest expense totaled $96.6 million for the quarter, an increase of $3.0 million from the second quarter of 2025 and an increase of $1.9 million from the third quarter of 2024. The linked quarter increase was driven by higher salaries and incentives and $0.6 million of severance.

The Corporation’s total risk-based capital ratio equaled 13.04%, common equity tier 1 capital ratio equaled 11.34%, and the tangible common equity ratio totaled 9.18%. These ratios continue to reflect the Corporation’s robust capital position.

1 See “Non-GAAP Financial Information” for reconciliation

CONFERENCE CALL

First Merchants Corporation will conduct a third quarter earnings conference call and webcast at 9:00 a.m. (ET) on Thursday, October 23, 2025.

To access via phone, participants will need to register using the following link where they will be provided a phone number and access code: (https://register-conf.media-server.com/register/BIf471933f076b43ed86fc41e507892de6)

To view the webcast and presentation slides, please go to (https://edge.media-server.com/mmc/p/b8bccx5o) during the time of the call. A replay of the webcast will be available until October 23, 2026.

Detailed financial results are reported on the attached pages.

About First Merchants Corporation

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation has one full-service bank charter, First Merchants Bank. The Bank also operates as First Merchants Private Wealth Advisors (as a division of First Merchants Bank).

First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s Internet web page (http://www.firstmerchants.com).

FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.

Forward-Looking Statements

This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions. These forward- looking statements include, but are not limited to, statements relating to the expected timing and benefits of the proposed merger between First Merchants and First Savings, including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the proposed merger, as well as other statements of expectations regarding the proposed merger, and other statements of First Merchants’ goals, intentions and expectations; statements regarding the First Merchants’ business plan and growth strategies; statements regarding the asset quality of First Merchants’ loan and investment portfolios; and estimates of First Merchants’ risks and future costs and benefits, whether with respect to the proposed merger or otherwise. These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including, among other things: the risk that the businesses of First Merchants and First Savings will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the proposed merger may not be fully realized or realized within the expected time frame; revenues following the proposed merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the proposed merger; the ability to obtain required regulatory approvals or the approval of First Savings’ common shareholders, and the ability to complete the proposed merger on the expected timeframe; possible changes in monetary and fiscal policies, and laws and regulations; the effects of easing restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit-worthiness of customers and the possible impairment of collectability of loans; fluctuations in market rates of interest; competitive factors in the banking industry; changes in the banking legislation or regulatory requirements of federal and state agencies applicable to bank holding companies and banks like First Merchants’ affiliate bank; continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; changes in market, economic, operational, liquidity (including the ability to grow and maintain core deposits and retain large uninsured deposits), credit and interest rate risks associated with First Merchants’ business; the impacts of epidemics, pandemics or other infectious disease outbreaks; and other risks and factors identified in each of First Merchants’ filings with the SEC. Neither First Merchants nor First Savings undertakes any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed in this news release. In addition, the companies’ respective past results of operations do not necessarily indicate their anticipated future results, whether or not the proposed merger is completed.
* * * *

CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars In Thousands, Except Per Share Amounts)	September 30,
	2025	2024
ASSETS
Cash and due from banks	$88,079	$84,719
Interest-bearing deposits	168,706	359,126
Investment securities available for sale	1,386,903	1,553,496
Investment securities held to maturity, net of allowance for credit losses	1,995,488	2,108,649
Loans held for sale	23,190	40,652
Loans	13,591,174	12,646,808
Less: Allowance for credit losses - loans	(194,468)	(187,828)
Net loans	13,396,706	12,458,980
Premises and equipment	121,771	129,582
Federal Home Loan Bank stock	47,264	41,716
Interest receivable	89,102	92,055
Goodwill	712,002	712,002
Other intangibles	15,298	21,599
Cash surrender value of life insurance	306,583	304,613
Other real estate owned	1,270	5,247
Tax asset, deferred and receivable	89,758	86,732
Other assets	369,509	348,384
TOTAL ASSETS	$18,811,629	$18,347,552
LIABILITIES
Deposits:
Noninterest-bearing	$2,100,570	$2,334,197
Interest-bearing	12,769,409	12,030,903
Total Deposits	14,869,979	14,365,100
Borrowings:
Federal funds purchased	199,370	30,000
Securities sold under repurchase agreements	122,226	124,894
Federal Home Loan Bank advances	798,626	832,629
Subordinated debentures and other borrowings	57,632	93,562
Total Borrowings	1,177,854	1,081,085
Deposits and other liabilities held for sale	—	288,476
Interest payable	18,240	18,089
Other liabilities	333,154	292,429
Total Liabilities	16,399,227	16,045,179
STOCKHOLDERS' EQUITY
Preferred Stock, $1,000 par value, $1,000 liquidation value:
Authorized -- 600 cumulative shares
Issued and outstanding - 125 cumulative shares	125	125
Preferred Stock, Series A, no par value, $2,500 liquidation preference:
Authorized -- 10,000 non-cumulative perpetual shares
Issued and outstanding - 10,000 non-cumulative perpetual shares	25,000	25,000
Common Stock, $0.125 stated value:
Authorized -- 100,000,000 shares
Issued and outstanding - 57,192,497 and 58,117,115 shares	7,149	7,265
Additional paid-in capital	1,158,026	1,192,683
Retained earnings	1,377,966	1,229,125
Accumulated other comprehensive loss	(155,864)	(151,825)
Total Stockholders' Equity	2,412,402	2,302,373
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,811,629	$18,347,552

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)	Three Months Ended		Nine Months Ended
(Dollars In Thousands, Except Per Share Amounts)	September 30,		September 30,
	2025	2024	2025	2024
INTEREST INCOME
Loans:
Taxable	$200,406	$206,680	$583,307	$606,116
Tax-exempt	11,173	8,622	32,510	25,242
Investment securities:
Taxable	8,288	9,263	24,926	27,062
Tax-exempt	12,460	13,509	37,493	40,733
Deposits with financial institutions	1,676	2,154	5,940	11,642
Federal Home Loan Bank stock	1,092	855	3,172	2,569
Total Interest Income	235,095	241,083	687,348	713,364
INTEREST EXPENSE
Deposits	90,821	98,856	255,609	296,292
Federal funds purchased	224	329	2,001	455
Securities sold under repurchase agreements	654	700	2,059	2,377
Federal Home Loan Bank advances	8,638	8,544	27,716	21,715
Subordinated debentures and other borrowings	1,093	1,544	3,014	5,781
Total Interest Expense	101,430	109,973	290,399	326,620
NET INTEREST INCOME	133,665	131,110	396,949	386,744
Provision for credit losses	4,300	5,000	14,100	31,500
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	129,365	126,110	382,849	355,244
NONINTEREST INCOME
Service charges on deposit accounts	8,921	8,361	25,559	24,482
Fiduciary and wealth management fees	8,842	8,525	26,317	25,550
Card payment fees	5,007	5,121	14,465	14,360
Net gains and fees on sales of loans	4,983	6,764	15,854	15,159
Derivative hedge fees	1,097	736	2,332	1,488
Other customer fees	414	344	1,230	1,231
Earnings on bank-owned life insurance	1,667	2,755	5,759	6,276
Net realized losses on sales of available for sale securities	—	(9,114)	(8)	(9,165)
Other income	1,546	1,374	2,320	3,457
Total Noninterest Income	32,477	24,866	93,828	82,838
NONINTEREST EXPENSES
Salaries and employee benefits	57,317	55,223	166,826	165,730
Net occupancy	7,057	6,994	21,118	21,052
Equipment	6,998	6,949	20,933	19,774
Marketing	2,120	1,836	5,470	4,807
Outside data processing fees	6,943	7,150	19,979	21,111
Printing and office supplies	311	378	930	1,085
Intangible asset amortization	1,499	1,772	4,530	5,500
FDIC assessments	3,526	3,720	10,726	11,285
Other real estate owned and foreclosure expenses	121	942	750	1,849
Professional and other outside services	3,718	3,035	10,720	10,809
Other expenses	6,951	6,630	21,079	19,975
Total Noninterest Expenses	96,561	94,629	283,061	282,977
INCOME BEFORE INCOME TAX	65,281	56,347	193,616	155,105
Income tax expense	8,516	7,160	24,680	18,052
NET INCOME	56,765	49,187	168,936	137,053
Preferred stock dividends	468	468	1,406	1,406
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$56,297	$48,719	$167,530	$135,647
PER SHARE DATA:
Basic Net Income Available to Common Stockholders	$0.98	$0.84	$2.91	$2.32
Diluted Net Income Available to Common Stockholders	$0.98	$0.84	$2.90	$2.31
Cash Dividends Paid to Common Stockholders	$0.36	$0.35	$1.07	$1.04
Tangible Common Book Value Per Share	$29.08	$26.64	$29.08	$26.64
Average Diluted Common Shares Outstanding (in thousands)	57,448	58,289	57,817	58,629

FINANCIAL HIGHLIGHTS
(Dollars In Thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
NET CHARGE-OFFS	$5,148	$6,709	$12,389	$48,606

AVERAGE BALANCES:
Total Assets	$18,637,581	$18,360,580	$18,497,118	$18,374,370
Total Loans	13,402,379	12,680,166	13,186,843	12,592,907
Total Earning Assets	17,282,901	16,990,358	17,135,301	17,042,540
Total Deposits	14,907,861	14,702,454	14,654,894	14,826,056
Total Stockholders' Equity	2,367,971	2,251,547	2,349,718	2,232,419

FINANCIAL RATIOS:
Return on Average Assets	1.22%	1.07%	1.22%	0.99%
Return on Average Stockholders' Equity	9.51	8.66	9.51	8.10
Return on Tangible Common Stockholders' Equity	14.21	13.39	14.27	12.64
Average Earning Assets to Average Assets	92.73	92.54	92.64	92.75
Allowance for Credit Losses - Loans as % of Total Loans	1.43	1.48	1.43	1.48
Net Charge-offs as % of Average Loans (Annualized)	0.15	0.21	0.13	0.51
Average Stockholders' Equity to Average Assets	12.71	12.26	12.70	12.15
Fully Taxable Equivalent (FTE) Yield on Average Earning Assets	5.58	5.82	5.49	5.72
Interest Expense/Average Earning Assets	2.34	2.59	2.26	2.56
Net Interest Margin FTE	3.24	3.23	3.23	3.16
Efficiency Ratio	55.09	53.76	54.54	55.54

ASSET QUALITY
(Dollars In Thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2025	2025	2025	2024	2024
Nonaccrual Loans	$65,740	$67,358	$81,922	$73,773	$59,088
Other Real Estate Owned and Repossessions	1,270	177	4,966	4,948	5,247
Nonperforming Assets (NPA)	67,010	67,535	86,888	78,721	64,335
90+ Days Delinquent	1,925	4,443	4,280	5,902	14,105
NPAs & 90+ Days Delinquent	$68,935	$71,978	$91,168	$84,623	$78,440

Allowance for Credit Losses - Loans	$194,468	$195,316	$192,031	$192,757	$187,828
Quarterly Net Charge-offs	5,148	2,315	4,926	771	6,709
NPAs / Actual Assets %	0.36%	0.36%	0.47%	0.43%	0.35%
NPAs & 90 Day / Actual Assets %	0.37%	0.39%	0.49%	0.46%	0.43%
NPAs / Actual Loans and OREO %	0.49%	0.51%	0.67%	0.61%	0.51%
Allowance for Credit Losses - Loans / Actual Loans (%)	1.43%	1.47%	1.47%	1.50%	1.48%
Quarterly Net Charge-offs as % of Average Loans (Annualized)	0.15%	0.07%	0.15%	0.02%	0.21%

CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars In Thousands, Except Per Share Amounts)	September 30,	June 30,	March 31,	December 31,	September 30,
	2025	2025	2025	2024	2024
ASSETS
Cash and due from banks	$88,079	$81,567	$86,113	$87,616	$84,719
Interest-bearing deposits	168,706	223,343	331,534	298,891	359,126
Investment securities available for sale	1,386,903	1,358,130	1,378,489	1,386,475	1,553,496
Investment securities held to maturity, net of allowance for credit losses	1,995,488	2,022,826	2,048,632	2,074,220	2,108,649
Loans held for sale	23,190	28,783	23,004	18,663	40,652
Loans	13,591,174	13,296,759	13,004,905	12,854,359	12,646,808
Less: Allowance for credit losses - loans	(194,468)	(195,316)	(192,031)	(192,757)	(187,828)
Net loans	13,396,706	13,101,443	12,812,874	12,661,602	12,458,980
Premises and equipment	121,771	122,808	128,749	129,743	129,582
Federal Home Loan Bank stock	47,264	47,290	45,006	41,690	41,716
Interest receivable	89,102	93,258	88,352	91,829	92,055
Goodwill	712,002	712,002	712,002	712,002	712,002
Other intangibles	15,298	16,797	18,302	19,828	21,599
Cash surrender value of life insurance	306,583	305,695	304,918	304,906	304,613
Other real estate owned	1,270	177	4,966	4,948	5,247
Tax asset, deferred and receivable	89,758	97,749	87,665	92,387	86,732
Other assets	369,509	380,909	369,181	387,169	348,384
TOTAL ASSETS	$18,811,629	$18,592,777	$18,439,787	$18,311,969	$18,347,552
LIABILITIES
Deposits:
Noninterest-bearing	$2,100,570	$2,197,416	$2,185,057	$2,325,579	$2,334,197
Interest-bearing	12,769,409	12,600,162	12,276,921	12,196,047	12,030,903
Total Deposits	14,869,979	14,797,578	14,461,978	14,521,626	14,365,100
Borrowings:
Federal funds purchased	199,370	85,000	185,000	99,226	30,000
Securities sold under repurchase agreements	122,226	114,758	122,947	142,876	124,894
Federal Home Loan Bank advances	798,626	898,702	972,478	822,554	832,629
Subordinated debentures and other borrowings	57,632	62,617	62,619	93,529	93,562
Total Borrowings	1,177,854	1,161,077	1,343,044	1,158,185	1,081,085
Deposits and other liabilities held for sale	—	—	—	—	288,476
Interest payable	18,240	16,174	13,304	16,102	18,089
Other liabilities	333,154	269,996	289,247	311,073	292,429
Total Liabilities	16,399,227	16,244,825	16,107,573	16,006,986	16,045,179
STOCKHOLDERS' EQUITY
Preferred Stock, $1,000 par value, $1,000 liquidation value:
Authorized -- 600 cumulative shares
Issued and outstanding - 125 cumulative shares	125	125	125	125	125
Preferred Stock, Series A, no par value, $2,500 liquidation preference:
Authorized -- 10,000 non-cumulative perpetual shares
Issued and outstanding - 10,000 non-cumulative perpetual shares	25,000	25,000	25,000	25,000	25,000
Common Stock, $0.125 stated value:
Authorized -- 100,000,000 shares
Issued and outstanding	7,149	7,159	7,226	7,247	7,265
Additional paid-in capital	1,158,026	1,163,170	1,183,263	1,188,768	1,192,683
Retained earnings	1,377,966	1,342,473	1,306,911	1,272,528	1,229,125
Accumulated other comprehensive loss	(155,864)	(189,975)	(190,311)	(188,685)	(151,825)
Total Stockholders' Equity	2,412,402	2,347,952	2,332,214	2,304,983	2,302,373
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,811,629	$18,592,777	$18,439,787	$18,311,969	$18,347,552

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars In Thousands, Except Per Share Amounts)	September 30,	June 30,	March 31,	December 31,	September 30,
	2025	2025	2025	2024	2024
INTEREST INCOME
Loans:
Taxable	$200,406	$195,173	$187,728	$197,536	$206,680
Tax-exempt	11,173	10,805	10,532	9,020	8,622
Investment securities:
Taxable	8,288	8,266	8,372	9,024	9,263
Tax-exempt	12,460	12,516	12,517	12,754	13,509
Deposits with financial institutions	1,676	1,892	2,372	5,350	2,154
Federal Home Loan Bank stock	1,092	1,083	997	958	855
Total Interest Income	235,095	229,735	222,518	234,642	241,083
INTEREST EXPENSE
Deposits	90,821	84,241	80,547	89,835	98,856
Federal funds purchased	224	965	812	26	329
Securities sold under repurchase agreements	654	663	742	680	700
Federal Home Loan Bank advances	8,638	9,714	9,364	8,171	8,544
Subordinated debentures and other borrowings	1,093	1,138	783	1,560	1,544
Total Interest Expense	101,430	96,721	92,248	100,272	109,973
NET INTEREST INCOME	133,665	133,014	130,270	134,370	131,110
Provision for credit losses	4,300	5,600	4,200	4,200	5,000
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	129,365	127,414	126,070	130,170	126,110
NONINTEREST INCOME
Service charges on deposit accounts	8,921	8,566	8,072	8,124	8,361
Fiduciary and wealth management fees	8,842	8,831	8,644	8,665	8,525
Card payment fees	5,007	4,932	4,526	4,957	5,121
Net gains and fees on sales of loans	4,983	5,849	5,022	5,681	6,764
Derivative hedge fees	1,097	831	404	1,594	736
Other customer fees	414	401	415	316	344
Earnings on bank-owned life insurance	1,667	1,913	2,179	2,188	2,755
Net realized losses on sales of available for sale securities	—	(1)	(7)	(11,592)	(9,114)
Gain on branch sale	—	—	—	19,983	—
Other income (loss)	1,546	(19)	793	2,826	1,374
Total Noninterest Income	32,477	31,303	30,048	42,742	24,866
NONINTEREST EXPENSES
Salaries and employee benefits	57,317	54,527	54,982	55,437	55,223
Net occupancy	7,057	6,845	7,216	7,335	6,994
Equipment	6,998	6,927	7,008	7,028	6,949
Marketing	2,120	1,997	1,353	2,582	1,836
Outside data processing fees	6,943	7,107	5,929	6,029	7,150
Printing and office supplies	311	272	347	377	378
Intangible asset amortization	1,499	1,505	1,526	1,771	1,772
FDIC assessments	3,526	3,552	3,648	3,744	3,720
Other real estate owned and foreclosure expenses	121	29	600	227	942
Professional and other outside services	3,718	3,741	3,261	3,777	3,035
Other expenses	6,951	7,096	7,032	7,982	6,630
Total Noninterest Expenses	96,561	93,598	92,902	96,289	94,629
INCOME BEFORE INCOME TAX	65,281	65,119	63,216	76,623	56,347
Income tax expense	8,516	8,287	7,877	12,274	7,160
NET INCOME	56,765	56,832	55,339	64,349	49,187
Preferred stock dividends	468	469	469	469	468
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$56,297	$56,363	$54,870	$63,880	$48,719
PER SHARE DATA:
Basic Net Income Available to Common Stockholders	$0.98	$0.98	$0.95	$1.10	$0.84
Diluted Net Income Available to Common Stockholders	$0.98	$0.98	$0.94	$1.10	$0.84
Cash Dividends Paid to Common Stockholders	$0.36	$0.36	$0.35	$0.35	$0.35
Tangible Common Book Value Per Share	$29.08	$27.90	$27.34	$26.78	$26.64
Average Diluted Common Shares Outstanding (in thousands)	57,448	57,773	58,242	58,247	58,289
FINANCIAL RATIOS:
Return on Average Assets	1.22%	1.23%	1.21%	1.39%	1.07%
Return on Average Stockholders' Equity	9.51	9.63	9.38	11.05	8.66
Return on Tangible Common Stockholders' Equity	14.21	14.49	14.12	16.75	13.39
Average Earning Assets to Average Assets	92.73	92.71	92.47	92.48	92.54
Allowance for Credit Losses - Loans as % of Total Loans	1.43	1.47	1.47	1.50	1.48
Net Charge-offs as % of Average Loans (Annualized)	0.15	0.07	0.15	0.02	0.21
Average Stockholders' Equity to Average Assets	12.71	12.64	12.76	12.51	12.26
Fully Taxable Equivalent (FTE) Yield on Average Earning Assets	5.58	5.50	5.39	5.63	5.82
Interest Expense/Average Earning Assets	2.34	2.25	2.17	2.35	2.59
Net Interest Margin FTE	3.24	3.25	3.22	3.28	3.23
Efficiency Ratio	55.09	53.99	54.54	48.48	53.76

LOANS
(Dollars In Thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2025	2025	2025	2024	2024
Commercial and industrial loans	$4,604,895	$4,440,924	$4,306,597	$4,114,292	$4,041,217
Agricultural land, production and other loans to farmers	275,817	265,172	243,864	256,312	238,743
Real estate loans:
Construction	789,021	836,033	793,175	792,144	814,704
Commercial real estate, non-owner occupied	2,304,889	2,171,092	2,177,869	2,274,016	2,251,351
Commercial real estate, owner occupied	1,232,117	1,226,797	1,214,739	1,157,944	1,152,751
Residential	2,412,783	2,397,094	2,389,852	2,374,729	2,366,943
Home equity	687,021	673,961	650,499	659,811	641,188
Individuals' loans for household and other personal expenditures	138,703	141,045	140,954	166,028	158,480
Public finance and other commercial loans	1,145,928	1,144,641	1,087,356	1,059,083	981,431
Loans	13,591,174	13,296,759	13,004,905	12,854,359	12,646,808
Allowance for credit losses - loans	(194,468)	(195,316)	(192,031)	(192,757)	(187,828)
NET LOANS	$13,396,706	$13,101,443	$12,812,874	$12,661,602	$12,458,980

DEPOSITS
(Dollars In Thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2025	2025	2025	2024	2024
Demand deposits	$7,645,698	$7,798,695	$7,786,554	$7,980,061	$7,678,510
Savings deposits	5,164,707	4,984,659	4,791,874	4,522,758	4,302,236
Certificates and other time deposits of $100,000 or less	627,828	617,857	625,203	692,068	802,949
Certificates and other time deposits of $100,000 or more	910,337	891,139	896,143	1,043,068	1,277,833
Brokered certificates of deposits[1]	521,409	505,228	362,204	283,671	303,572
TOTAL DEPOSITS	$14,869,979	$14,797,578	$14,461,978	$14,521,626	$14,365,100

1 - Total brokered deposits of $1.3 billion, which includes brokered CD's of $521.4 million at September 30, 2025.

CONSOLIDATED AVERAGE BALANCE SHEET AND NET INTEREST MARGIN ANALYSIS
(Dollars In Thousands)
	Three Months Ended
	September 30, 2025			September 30, 2024
	Average Balance	Interest Income / Expense	Average Rate	Average Balance	Interest Income / Expense	Average Rate
ASSETS
Interest-bearing deposits	$229,271	$1,676	2.92%	$252,113	$2,154	3.42%
Federal Home Loan Bank stock	47,278	1,092	9.24	41,730	855	8.20
Investment Securities: (1)
Taxable	1,567,594	8,288	2.11	1,789,526	9,263	2.07
Tax-exempt (2)	2,036,379	15,772	3.10	2,226,823	17,100	3.07
Total Investment Securities	3,603,973	24,060	2.67	4,016,349	26,363	2.63
Loans held for sale	26,165	401	6.13	31,991	483	6.04
Loans: (3)
Commercial	9,165,241	158,469	6.92	8,699,733	164,922	7.58
Real estate mortgage	2,217,524	25,676	4.63	2,183,095	24,333	4.46
HELOC and installment	851,239	15,860	7.45	832,222	16,942	8.14
Tax-exempt (2)	1,142,210	14,070	4.93	933,125	10,914	4.68
Total Loans	13,402,379	214,476	6.40	12,680,166	217,594	6.86
Total Earning Assets	17,282,901	241,304	5.58%	16,990,358	246,966	5.82%
Total Non-Earning Assets	1,354,680			1,370,222
TOTAL ASSETS	$18,637,581			$18,360,580
LIABILITIES
Interest-Bearing Deposits:
Interest-bearing deposits	$5,600,373	$37,463	2.68%	$5,455,298	$40,450	2.97%
Money market deposits	3,843,537	31,709	3.30	2,974,188	25,950	3.49
Savings deposits	1,269,539	2,605	0.82	1,425,047	4,208	1.18
Certificates and other time deposits	2,036,704	19,044	3.74	2,499,655	28,248	4.52
Total Interest-Bearing Deposits	12,750,153	90,821	2.85	12,354,188	98,856	3.20
Borrowings	1,072,145	10,609	3.96	1,071,440	11,117	4.15
Total Interest-Bearing Liabilities	13,822,298	101,430	2.94	13,425,628	109,973	3.28
Noninterest-bearing deposits	2,157,708			2,348,266
Other liabilities	289,604			335,139
Total Liabilities	16,269,610			16,109,033
STOCKHOLDERS' EQUITY	2,367,971			2,251,547
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,637,581			$18,360,580
Net Interest Income (FTE)		$139,874			$136,993
Net Interest Spread (FTE) (4)			2.64%			2.54%

Net Interest Margin (FTE):
Interest Income (FTE) / Average Earning Assets			5.58%			5.82%
Interest Expense / Average Earning Assets			2.34%			2.59%
Net Interest Margin (FTE) (5)			3.24%			3.23%

(1) Average balance of securities is computed based on the average of the historical amortized cost balances without the effects of the fair value adjustments. Annualized amounts are computed using a 30/360 day basis.

(2) Tax-exempt securities and loans are presented on a fully taxable equivalent basis, using a marginal tax rate of 21 percent for 2025 and 2024. These totals equal $6,209 and $5,883 for the three months ended September 30, 2025 and 2024, respectively.

(3) Non accruing loans have been included in the average balances.
(4) Net Interest Spread (FTE) is interest income expressed as a percentage of average earning assets minus interest expense expressed as a percentage of average interest-bearing liabilities.
(5) Net Interest Margin (FTE) is interest income expressed as a percentage of average earning assets minus interest expense expressed as a percentage of average earning assets.

CONSOLIDATED AVERAGE BALANCE SHEET AND NET INTEREST MARGIN ANALYSIS
(Dollars In Thousands)
	Nine Months Ended
	September 30, 2025			September 30, 2024
	Average Balance	Interest Income / Expense	Average Rate	Average Balance	Interest Income / Expense	Average Rate
ASSETS
Interest-bearing deposits	$258,396	$5,940	3.07%	$383,007	$11,642	4.05%
Federal Home Loan Bank stock	45,964	3,172	9.20	41,748	2,569	8.20
Investment Securities: (1)
Taxable	1,602,343	24,926	2.07	1,787,119	27,062	2.02
Tax-exempt (2)	2,041,755	47,459	3.10	2,237,759	51,561	3.07
Total Investment Securities	3,644,098	72,385	2.65	4,024,878	78,623	2.60
Loans held for sale	24,175	1,109	6.12	27,735	1,242	5.97
Loans: (3)
Commercial	8,982,171	460,349	6.83	8,659,088	484,979	7.47
Real estate mortgage	2,203,263	75,184	4.55	2,159,738	70,489	4.35
HELOC and installment	838,420	46,665	7.42	825,060	49,406	7.98
Tax-exempt (2)	1,138,814	41,079	4.81	921,286	31,952	4.62
Total Loans	13,186,843	624,386	6.31	12,592,907	638,068	6.76
Total Earning Assets	17,135,301	705,883	5.49%	17,042,540	730,902	5.72%
Total Non-Earning Assets	1,361,817			1,331,830
TOTAL ASSETS	$18,497,118			$18,374,370
LIABILITIES
Interest-Bearing deposits:
Interest-bearing deposits	$5,556,274	$107,372	2.58%	$5,487,106	$120,935	2.94%
Money market deposits	3,633,314	86,375	3.17	3,018,526	80,563	3.56
Savings deposits	1,283,856	7,563	0.79	1,497,620	11,485	1.02
Certificates and other time deposits	1,996,406	54,299	3.63	2,447,684	83,309	4.54
Total Interest-Bearing Deposits	12,469,850	255,609	2.73	12,450,936	296,292	3.17
Borrowings	1,194,498	34,790	3.88	990,022	30,328	4.08
Total Interest-Bearing Liabilities	13,664,348	290,399	2.83	13,440,958	326,620	3.24
Noninterest-bearing deposits	2,185,044			2,375,120
Other liabilities	298,008			325,873
Total Liabilities	16,147,400			16,141,951
STOCKHOLDERS' EQUITY	2,349,718			2,232,419
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$18,497,118			$18,374,370
Net Interest Income (FTE)		$415,484			$404,282
Net Interest Spread (FTE) (4)			2.66%			2.48%

Net Interest Margin (FTE):
Interest Income (FTE) / Average Earning Assets			5.49%			5.72%
Interest Expense / Average Earning Assets			2.26%			2.56%
Net Interest Margin (FTE) (5)			3.23%			3.16%

(1) Average balance of securities is computed based on the average of the historical amortized cost balances without the effects of the fair value adjustments. Annualized amounts are computed using a 30/360 day basis.

(2) Tax-exempt securities and loans are presented on a fully taxable equivalent basis, using a marginal tax rate of 21 percent for 2025 and 2024. These totals equal $18,535 and $17,538 for the nine months ended September 30, 2025 and 2024, respectively.

(3) Non accruing loans have been included in the average balances.
(4) Net Interest Spread (FTE) is interest income expressed as a percentage of average earning assets minus interest expense expressed as a percentage of average interest-bearing liabilities.
(5) Net Interest Margin (FTE) is interest income expressed as a percentage of average earning assets minus interest expense expressed as a percentage of average earning assets.

ADJUSTED NET INCOME AND DILUTED EARNINGS PER COMMON SHARE - NON-GAAP
(Dollars In Thousands, Except Per Share Amounts)	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2025	2025	2025	2024	2024	2025	2024
Net Income Available to Common Stockholders - GAAP	$56,297	$56,363	$54,870	$63,880	$48,719	$167,530	$135,647
Adjustments:
Net realized losses on sales of available for sale securities	—	1	7	11,592	9,114	8	9,165
Gain on branch sale	—	—	—	(19,983)	—	—	—
Acquisition-related expenses	276	—	—	—	—	276	—
Non-core expenses[1,2,3]	633	—	—	762	—	633	3,481
Tax on adjustments	(220)	—	(2)	1,851	(2,220)	(222)	(3,081)
Adjusted Net Income Available to Common Stockholders - Non-GAAP	$56,986	$56,364	$54,875	$58,102	$55,613	$168,225	$145,212

Average Diluted Common Shares Outstanding (in thousands)	57,448	57,773	58,242	58,247	58,289	57,817	58,629

Diluted Earnings Per Common Share - GAAP	$0.98	$0.98	$0.94	$1.10	$0.84	$2.90	$2.31
Adjustments:
Net realized losses on sales of available for sale securities	—	—	—	0.20	0.15	—	0.16
Gain on branch sale	—	—	—	(0.34)	—	—	—
Acquisition-related expenses	—	—	—	—	—	—	—
Non-core expenses[1,2,3]	0.01	—	—	0.01	—	0.01	0.06
Tax on adjustments	—	—	—	0.03	(0.04)	—	(0.05)
Adjusted Diluted Earnings Per Common Share - Non-GAAP	$0.99	$0.98	$0.94	$1.00	$0.95	$2.91	$2.48

1 - Non-core expenses in the Three and Nine Months Ended September 30, 2025 included $0.6 million of severance costs.
2 - Non-core expenses in the Three Months Ended December 31, 2024 included $0.8 million of costs directly related to the branch sale.
3 - Non-core expenses in the Nine Months Ended September 30, 2024 included $2.4 million from duplicative online banking conversion costs and $1.1 million from the FDIC special assessment.

NET INTEREST MARGIN ("NIM"), ADJUSTED
(Dollars in Thousands)
	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2025	2025	2025	2024	2024	2025	2024
Net Interest Income (GAAP)	$133,665	$133,014	$130,270	$134,370	$131,110	$396,949	$386,744
Fully Taxable Equivalent ("FTE") Adjustment	6,209	6,199	6,127	5,788	5,883	18,535	17,538
Net Interest Income (FTE) (non-GAAP)	$139,874	$139,213	$136,397	$140,158	$136,993	$415,484	$404,282

Average Earning Assets (GAAP)	$17,282,901	$17,158,984	$16,960,475	$17,089,198	$16,990,358	$17,135,301	$17,042,540
Net Interest Margin (GAAP)	3.09%	3.10%	3.07%	3.15%	3.09%	3.09%	3.03%
FTE Adjustment	0.15%	0.15%	0.15%	0.13%	0.14%	0.14%	0.13%
Net Interest Margin (FTE) (non-GAAP)	3.24%	3.25%	3.22%	3.28%	3.23%	3.23%	3.16%

RETURN ON TANGIBLE COMMON EQUITY - NON-GAAP
(Dollars In Thousands)	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2025	2025	2025	2024	2024	2025	2024
Total Average Stockholders' Equity (GAAP)	$2,367,971	$2,340,010	$2,340,874	$2,312,270	$2,251,547	$2,349,718	$2,232,419
Less: Average Preferred Stock	(25,125)	(25,125)	(25,125)	(25,125)	(25,125)	(25,125)	(25,125)
Less: Average Intangible Assets, Net of Tax	(724,619)	(725,813)	(726,917)	(728,218)	(729,581)	(725,775)	(730,993)
Average Tangible Common Equity, Net of Tax (Non-GAAP)	$1,618,227	$1,589,072	$1,588,832	$1,558,927	$1,496,841	$1,598,818	$1,476,301

Net Income Available to Common Stockholders (GAAP)	$56,297	$56,363	$54,870	$63,880	$48,719	$167,530	$135,647
Plus: Intangible Asset Amortization, Net of Tax	1,185	1,188	1,206	1,399	1,399	3,579	4,345
Tangible Net Income (Non-GAAP)	$57,482	$57,551	$56,076	$65,279	$50,118	$171,109	$139,992

Return on Tangible Common Equity (Non-GAAP)	14.21%	14.49%	14.12%	16.75%	13.39%	14.27%	12.64%

EFFICIENCY RATIO - NON-GAAP
(Dollars In Thousands)	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2025	2025	2025	2024	2024	2025	2024
Noninterest Expense (GAAP)	$96,561	$93,598	$92,902	$96,289	$94,629	$283,061	$282,977
Less: Intangible Asset Amortization	(1,499)	(1,505)	(1,526)	(1,771)	(1,772)	(4,530)	(5,500)
Less: OREO and Foreclosure Expenses	(121)	(29)	(600)	(227)	(942)	(750)	(1,849)
Adjusted Noninterest Expense (Non-GAAP)	$94,941	$92,064	$90,776	$94,291	$91,915	$277,781	$275,628

Net Interest Income (GAAP)	$133,665	$133,014	$130,270	$134,370	$131,110	$396,949	$386,744
Plus: Fully Taxable Equivalent Adjustment	6,209	6,199	6,127	5,788	5,883	18,535	17,538
Net Interest Income on a Fully Taxable Equivalent Basis (Non-GAAP)	$139,874	$139,213	$136,397	$140,158	$136,993	$415,484	$404,282

Noninterest Income (GAAP)	$32,477	$31,303	$30,048	$42,742	$24,866	$93,828	$82,838
Less: Investment Securities (Gains) Losses	—	1	7	11,592	9,114	8	9,165
Adjusted Noninterest Income (Non-GAAP)	$32,477	$31,304	$30,055	$54,334	$33,980	$93,836	$92,003
Adjusted Revenue (Non-GAAP)	$172,351	$170,517	$166,452	$194,492	$170,973	$509,320	$496,285
Efficiency Ratio (Non-GAAP)	55.09%	53.99%	54.54%	48.48%	53.76%	54.54%	55.54%

Adjusted Noninterest Expense (Non-GAAP)	$94,941	$92,064	$90,776	$94,291	$91,915	$277,781	$275,628
Less: Acquisition-related Expenses	(276)	—	—	—	—	(276)	—
Less: Non-core Expenses[1,2,3]	(633)	—	—	(762)	—	(633)	(3,481)
Adjusted Noninterest Expense Excluding Non-core Expenses (Non-GAAP)	$94,032	$92,064	$90,776	$93,529	$91,915	$276,872	$272,147

Adjusted Revenue (Non-GAAP)	$172,351	$170,517	$166,452	$194,492	$170,973	$509,320	$496,285
Less: Gain on Branch Sale	—	—	—	(19,983)	—	—	—
Adjusted Revenue Excluding Gain on Branch Sale (Non-GAAP)	$172,351	$170,517	$166,452	$174,509	$170,973	$509,320	$496,285
Adjusted Efficiency Ratio (Non-GAAP)	54.56%	53.99%	54.54%	53.60%	53.76%	54.36%	54.84%
1 - Non-core expenses in the Three and Nine Months Ended September 30, 2025 included $0.6 million of severance costs.
2 - Non-core expenses in the Three Months Ended December 31, 2024 included $0.8 million of costs directly related to the branch sale.
3 - Non-core expenses in the Nine Months Ended September 30, 2024 included $2.4 million from duplicative online banking conversion costs and $1.1 million from the FDIC special assessment.